EXHIBIT 99.1

                                [TEAMSTAFF LOGO]


CONTACT INFORMATION:

TEAMSTAFF, INC.                                  COFFIN, MOTTOLA COMMUNICATIONS
300 Atrium Drive                                 19800 Mac Arthur Blvd. #970
Somerset, NJ  08873                              Irvine, CA  92612
(732) 748-1700                                   (949) 851-1109
DONALD W. KAPPAUF, PRESIDENT & CEO               CHRISTI MOTTOLA
                                                 MANAGING PARTNER
                                                 cmottola@aol.com

  TEAMSTAFF REPORTS SECOND QUARTER RESULTS, INCLUDING $26 MILLION WRITE-DOWN OF
       GOODWILL AND INTANGIBLE ASSETS, AND PROVIDES OUTLOOK FOR THE FUTURE

Somerset, NJ - May 15, 2003- TeamStaff, Inc. (NASDAQ: TSTF), one of the nation's leading Business Process Outsourcers and Professional Employer Organizations
(PEOs), today reported revenue and earnings results for the fiscal quarter ending March 31, 2003. TeamStaff's quarterly results are affected heavily by its determination, substantiated by independent valuations, to take a pre-tax write down of goodwill and intangible assets of approximately $26,000,000 affecting its PEO division.

Donald W. Kappauf, President and CEO, stated, "In the second quarter, several one-time issues or temporary trends converged into a 'perfect storm' that had a negative impact on our results in the short term, including: the large write-down of goodwill and intangible assets representing approximately $26,000,000 million of the total $29,000,000 million pre-tax loss we experienced; industry wide tactics on the part of medical staffing customers that are being used to avoid hiring temporary help and that we see as unsustainable over time; charges connected with our supplemental retirement plan; and unusually high claims development in the inherently volatile workers' compensation area."
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Kappauf noted, "We made a critical decision this quarter, substantiated by independent valuations, to take substantial goodwill and intangible impairment charges affecting our PEO division. In making that determination, we considered a variety of factors. While these charges certainly are significant, we believe they were necessary at this point."

Kappauf added, "Since the books closed on the second quarter, we see evidence across all divisions that the losses we have experienced and which have had an impact on our overall performance are passing or, in many key areas, have bottomed out, and we see nothing to prevent a return to profitable operating trends by the end of the year. While we know that this was a disappointing quarter for our company and our shareholders for a variety of reasons, we have taken the opportunity to position TeamStaff for future growth and profitability."

In the quarter ended March 31, 2003, TeamStaff incurred a $20,396,000 goodwill impairment charge and a $5,700,000 intangible impairment charge. The decision to test for impairment was based on a variety of factors, including, but not limited to, the overall downturn in the nation's economy, the relatively recent substantial decrease in the number of PEO worksite employees, the poor performance of the marketing agreement established at the time of the BrightLane acquisition, the reduced valuations of individual PEOs by various market analysts and the associated market downgrade in the PEO industry in general.

Net loss for the quarter ended March 31, 2003 was $(25,957,000), or $(1.65) per fully diluted share, as compared to net income of $444,000, or $0.03 per fully diluted share, for the quarter ended March 31, 2002. This decrease is predominantly due to the write down from impaired goodwill and intangible assets representing $(1.53) per fully diluted share discussed above. Additional losses resulted from increased workers' compensation reserves, increased state unemployment taxes, an accrual for TeamStaff's potential obligations to its former Chief Financial Officer under his severance agreement and TeamStaff's obligations to its President and Chief Executive Officer and its former Chief Financial Officer under its Supplemental Retirement Plan, and the decreased performance of TeamStaff's Medical Staffing division. Net loss for the six months ended March 31, 2003 was $(25,872,000), or $(1.64) per fully diluted share, as compared to net income of $1,071,000, or $0.07 per fully diluted share for the same period last year.

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
TeamStaff's revenues for the quarter ending March 31, 2003 and its comparative results reflect TeamStaff's previously-announced decision, after discussion with Securities and Exchange Commission staff and with the concurrence of its auditors, to report its PEO division revenues net of worksite employee payroll costs. TeamStaff's revenues for the three months ended March 31, 2003 and 2002 were $37,947,000 and $45,028,000, respectively, which represents a decrease of $7,081,000, or 15.7% over the prior year fiscal quarter. Decreased revenues in TeamStaff's Medical Staffing division accounted for approximately $3,200,000 less revenue, while our PEO division accounted for approximately $3,900,000 less revenue. TeamStaff's Medical Staffing business, TeamStaff Rx, has, on a percentage of revenue basis, historically been our fastest growing business segment. However, in comparison to the second fiscal quarter of 2002, revenue for this segment decreased by 17%. This decrease has partially been attributed to our closing of the division's Houston, Texas office in April 2002. This office was primarily involved in staffing per diem nurses in the local Houston market. The overhead necessary to support per diem nursing did not justify keeping this business segment in operation. In addition, due to the increased number of temporary medical staffing companies that have appeared over the last few years, our Medical Staffing business segment is facing increased competition from a number of companies. While many of these companies had traditionally concentrated in the nursing market, they have expanded their operations into markets, such as imaging personnel staffing, where TeamStaff Rx has concentrated, and which previously were substantially less competitive. Also contributing to the decrease in revenues is the recent practice among hospitals of forcing overtime to permanent staff and replacing temporary positions with permanent hires. The PEO division's reduced revenue is being affected in part by the program, begun in the second fiscal quarter of 2002, to review the profitability of all PEO clients and effect price increases where appropriate to meet a targeted level of profitability. The declining economic conditions in the United States also contributed to a reduced workforce for our clients of approximately 4,000 worksite employees.

TeamStaff's revenues for the six months ended March 31, 2003 and 2002 were $80,318,000 and $89,223,000, respectively, which represents a decrease of $8,905,000, or 10.0%. Decreased revenues in TeamStaff's Medical Staffing division accounted for approximately $6,000,000, or 16%, less revenue while our PEO division accounted for approximately $3,000,000 less revenue. The reduced Medical Staffing and PEO revenues are a result of the same reasons stated above. This loss in PEO business was somewhat offset by revenue generated by our acquisition of the assets of Corporate

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
Staffing Concepts in January of 2002, which resulted in increased PEO division revenue of $1,100,000 for the six months ended March 31, 2003 compared to the same period last year.

Commenting on TeamStaff's performance, Donald W. Kappauf stated, "While our operating results for the quarter were disappointing, TeamStaff has posted a profit in all but two of the last 23 quarters. We remain focused on improving our technology systems and the sales and marketing efforts in each of our business units. In early April we undertook a cost containment program that resulted in over $2 million of annualized cost reductions or pricing increases. We have also purged a significant amount of business in our PEO unit over the last several months to improve both our risk metrics and our profitability per client and worksite employee. This has resulted in a larger than anticipated loss of worksite employees. However, new sales, which are increasing, are being added at substantially higher profit margins than those we lost. We also saw a significant loss of worksite employees at our existing clients, which we believe to be principally attributable to the current challenges of the U.S. economy. Going forward, we expect increased sales activity combined with moderate price increases for the balance of our fiscal year. We are also very encouraged by efforts in the information technology area that will have our PEO operations fully converted to a single software platform early in the fourth quarter of fiscal 2003."

Kappauf continued, "TeamStaff Rx has experienced a tightening market as new competitors have focused on the medical imaging market where we have specialized. This, coupled with hospitals and other clients seeking opportunities to reduce the use of `travelers' through increased hiring of permanent staff and pushing additional overtime on current staff, has also reduced orders and billing. We do not see this as a long-term solution for our clients. Although we have seen the temporary placement aspect of our business experience a dip, due to this recent trend we have seen growth in our permanent placement business, which has offset some of these losses. Some of our recent initiatives to increase profits in our medical staffing division include lower operating costs, the implementation of a proactive direct sales and marketing program, increased diversification of our sales focus in this division by the introduction of new specialties, and a new Director of Sales to drive our marketing efforts. We have also launched a new web site for our medical staffing division at www.teamstaffrx.com. Higher spending on external recruiting initiatives, which will have a long-term positive effect, has had a negative impact on the quarter. Over the last several weeks, however, we have, in fact, seen an increase in orders in our medical staffing business."

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Kappauf also commented, "Our Payroll business, which has maintained 90% client retention and consistent gross profit margins of over 55%, is now poised for future geographic growth. We have been developing a new web-enabled front end to our payroll program through our BrightLane division. This program is in a testing mode and due to be released early in our fourth quarter of fiscal 2003. When fully deployed this will allow us to effectively market our payroll service bureau business to geographic markets outside of the greater metropolitan New York area and further reduce costs."

ABOUT TEAMSTAFF

Headquartered in Somerset, NJ, TeamStaff serves over 3,000 clients and over 45,000 employees throughout the United States as a full service provider of employer outsourcing and staffing solutions. Through its Professional Employer Organization, TeamStaff provides small and medium sized businesses throughout the nation with a better way to employ their people by delivering off-site, full-service human resource outsourcing solutions.

TeamStaff's comprehensive employer services include employment administration, benefits management, government compliance, recruiting and selection, employer liability management, training and development and performance management tools. TeamStaff's PEO ranks as one of the top PEOs in the nation .

In addition to its Professional Employer Organization, TeamStaff operates two other employer-outsourcing services. Through TeamStaff Rx, TeamStaff provides temporary and permanent medical staffing services throughout the country and is the largest provider of medical imaging personnel in its field.

TeamStaff also operates DSI, its niche payroll service bureau offering payroll services and payroll tax processing to over 700 clients and 30,000 employees, mostly in the construction industries in New York and New Jersey.

For more information, visit the TeamStaff web site at www.teamstaff.com.

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The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Therefore, the actual results of future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among those factors that could cause actual results to differ materially are: (i) regulatory and tax developments; (ii) changes in direct costs and operating expenses; (iii) the estimated costs and effectiveness of capital projects and investments in technology infrastructure; (iv) ability to effectively implement its e-business strategy and operating efficiency initiatives; (v) the effectiveness of sales and marketing efforts, including the company's marketing arrangements with other companies: and (vi) changes in the competitive environment in the PEO industry. These factors are described in further detail in TeamStaff's filings with the Securities and Exchange Commission.

                                      # # #

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
                        TEAMSTAFF, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                       FOR THE THREE
                                                              FOR THE THREE            MONTHS ENDED
                                                              MONTHS ENDED              March 31,
                                                                March 31,                 2002
                                                                 2003                  AS RESTATED
                                                               Unaudited                Unaudited
                                                             ------------             ------------
REVENUES                                                     $ 37,947,000             $ 45,028,000

DIRECT EXPENSES                                                32,833,000               37,514,000
                                                             ------------             ------------

                   Gross profit                                 5,114,000                7,514,000

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                    7,783,000                6,838,000

GOODWILL IMPAIRMENT WRITE DOWN                                 20,396,000                       --

INTANGIBLE IMPAIRMENT WRITE DOWN                                5,700,000                       --

DEPRECIATION AND AMORTIZATION                                     318,000                  289,000
                                                             ------------             ------------

                   Income (loss) from operations              (29,083,000)                 387,000

OTHER INCOME (EXPENSE)
                   Interest and other income                      132,000                  274,000
                   Interest expense                              (104,000)                 (19,000)
                                                             ------------             ------------
                                                                   28,000                  255,000
                                                             ------------             ------------

                   Income (loss) before tax                   (29,055,000)                 642,000

INCOME TAX EXPENSE                                              3,098,000                 (198,000)
                                                             ------------             ------------

                   Net income (loss)                         $(25,957,000)            $    444,000
                                                             =============            ============

EARNINGS (LOSS) PER SHARE - BASIC & DILUTED                  $      (1.65)            $       0.03
                                                             ============             ============

BASIC AVERAGE SHARES OUTSTANDING                               15,755,702               16,067,679
                                                             ============             ============

DILUTED SHARES OUTSTANDING                                     15,755,702               16,201,497
                                                             ============             ============



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
                                              TEAMSTAFF, INC. AND SUBSIDIARIES
                                           CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                           FOR THE SIX
                                                                   FOR THE SIX             MONTHS ENDED
                                                                  MONTHS ENDED              March 31,
                                                                    March 31,                 2002
                                                                     2003                 AS RESTATED
                                                                   Unaudited              Unaudited
                                                                 ------------            ------------
REVENUES                                                         $ 80,318,000            $ 89,223,000

DIRECT EXPENSES                                                    68,215,000              73,735,000
                                                                 ------------            ------------

                   Gross profit                                    12,103,000              15,488,000

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                       14,474,000              13,708,000

GOODWILL IMPAIRMENT WRITE DOWN                                     20,396,000                      --

INTANGIBLE IMPAIRMENT WRITE DOWN                                    5,700,000                      --

DEPRECIATION AND AMORTIZATION                                         658,000                 691,000
                                                                 ------------            ------------

                   Income (loss) from operations                  (29,125,000)              1,089,000

OTHER INCOME (EXPENSE)
                   Interest and other income                          327,000                 588,000
                   Interest expense                                  (170,000)                (32,000)
                                                                 ------------            ------------
                                                                      157,000                 556,000
                                                                 ------------            ------------

                   Income (loss) before tax                       (28,968,000)              1,645,000

INCOME TAX EXPENSE                                                  3,096,000                (574,000)
                                                                 ------------            ------------

                   Net income (loss)                             $(25,872,000)           $  1,071,000
                                                                 ============            ============

EARNINGS (LOSS) PER SHARE - BASIC & DILUTED                      $      (1.64)           $       0.07
                                                                 ============            ============

BASIC AVERAGE SHARES OUTSTANDING                                   15,772,550              16,069,031
                                                                 ============            ============

DILUTED SHARES OUTSTANDING                                         15,772,550              16,265,240
                                                                 ============            ============

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